Exhibit 10.54
[Mondelēz International Logo]
Mondelez Europe GmbH
Lindbergh-Allee 1, CH-8152 Glattpark,
Tel. +41 58 440 40 40,
Fax +41 58 440 40 01
MwSt-Nr. CHE-116.275.017
www.mondelezinternational.com

SETTLEMENT AGREEMENT

Between

Mondelez Europe GmbH
Lindbergh-Allee 1
8152 Glattpark (Opfikon)
- “Company” –

and

Hubert Weber
Bleierweg 5
8942 Oberrieden
Switzerland
-“Secondee”-

WHEREAS the Secondee is assigned by his employer, Mondelez Deutschland Services GmbH & Co KG (“Employer”) to the Company;
WHEREAS the Secondee and the Employer agreed that their employment relationship will end effective as of 31 January 2019 (hereinafter the “Termination Date”).
NOW; THEREFORE; the parties agree as follows:

1.	Termination of Assignment
The assignment of the Secondee to the Company shall end as of the Termination Date.

2.	PSU
The Secondee has been granted Performance Share Units (PSUs) of Mondelez International Inc. Some of those have not vested yet. The parties agree that any unvested PSU will vest on a be prorated basis depending on the number of months the Secondee was employed up until Termination Date in the respective performance cycles (i.e., PSUs granted in 2016 will fully vest; PSUs granted in 2017 will vest 24/36ths and PSUs granted in 2018 will vest 12/36ths).

Ultimate payout of PSUs will be based on the actual business performance during the respective performance cycles and be vested on the original vesting dates.
For the rest, the terms and conditions of the applicable plan documents in force from time to time shall apply.

3.	Stock Options
The Secondee has been granted stock options of Mondelez International Inc. Vested stock options will remain exercisable for the applicable 10-year original expiration period.
All unvested stock options will continue to vest on the original vesting dates and will be exercisable for the applicable 10-year original expiration period.
For the rest, the terms and conditions of the applicable plan documents in force from time to time shall apply.

4.	ExPat Allowances and Benefits
Ex Pat Allowances and benefits are continued to be paid to the Secondee until Termination Date as set out in detail in the attachment to this agreement "End of your International Assignment / Repatriation to Germany from Switzerland".

5.	Non - compete
The Secondee agrees, for a period of 12 months after the Termination Date not to engage in a business which is in competition with the Company’s or any of its affiliated companies’ business activities. This Non-Compete Covenant refers in particular to the following group of companies: PepsiCo, Inc., Campbell Soup Company, The Coca-Cola Company, Kellogg Company, Mars, Inc., Nestle S.A., Ferrero Rocher, General Mills, Inc., The Hershey Company, Groupe Danone, Perfetti Van Melle, Arcor, Unilever Group, Lindt & Sprungli AG, and Yildiz Holding A.S., KEX Confectionery SA and Olayan Group or any subsidiaries, affiliates or subsequent parent or merger partner, if any of these companies are acquired or become part of a merger.

Similarly, the Secondee is not permitted, during 12 months period to set up or to participate in any competing enterprise as a majority shareholder or as the holder of a blocking minority within such enterprise.
Within 12 months after Termination Date, the Secondee is obliged not to carry out work for such customers who belonged to the customer list of the Company or any of its affiliated companies during the past three years before Termination Date.
This Non-Compete Covenant applies worldwide.
This Non-Compete Covenant also applies to the benefit of any businesses connected with the Company with which the Secondee dealt either directly or indirectly.

6.	Return of items / Company Car
The Secondee shall return all items belonging to the Company or any of its affiliates by no later than Termination Date in Zurich.
No later than 31 January 2019 the Employee shall return the company car provided to him, to the attention of a person designated by the Company in proper condition, including all documents, keys, equipment and fuel cards in Zuerich.
The Secondee shall have no right of retention to the above-mentioned items.

7.	Release
The parties agree that, with the exception of the above-mentioned claims, neither party hereto shall have any further rights or claims against the other party resulting from and in connection with the assignment and its termination, be they known or unknown, of whatever kind and irrespective of the date on which they originate. The Secondee herewith also waives any and all claims against the Company that he has or may have, including without limiting the generality of the foregoing, any claims under any equity plan, any allowances and benefits other than those set forth under sections 2, 3, or 4 above.

8.	Final Provisions
Changes or additions to the Agreement must be in writing in order to be legally valid. This also applies with regard to any change in this written form clause.
The Agreement and all legal disputes arising out of it are governed by the substantive laws of Switzerland.

Glattpark, 6 December 2018	Zurich, 14 December 2018
Place, Date	Place, Date
/s/ Andrew C. Gibson	/s/ Hubert Weber
Company	Hubert Weber
Glattpark, 6 December 2018
Place, Date
/s/ Rupert Slezak
Company

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